Exhibit 99
Audited Combined Financial Statements
The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company, and The Sabine Mining Company
Years Ended December 31, 2008, 2007 and 2006
With Report of Independent Registered Public Accounting Firm

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Audited Combined Financial Statements
Years Ended December 31, 2008, 2007 and 2006

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of NACCO Industries, Inc.
We have audited the accompanying combined balance sheets of The Project Mines of The North American Coal Corporation: The Coteau Properties Company, The Falkirk Mining Company, and The Sabine Mining Company (collectively, the Project Mines) as of December 31, 2008 and 2007, and the related combined statements of net income and comprehensive income, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2008. These combined financial statements are the responsibility of the Project Mines’ management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Project Mines’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Project Mines at December 31, 2008 and 2007, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As explained in Note 2 to the financial statements, at December 31, 2006 and during 2008 the Project Mines adopted the liability provisions and the measurement date provisions, respectively, of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.
March 6, 2009

The Project Mines of the North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Combined Balance Sheets
(Amounts in Thousands)

	December 31
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$3,271	$4,789
Accounts receivable	29,668	22,708
Accounts receivable from affiliated companies	1,501	1,327
Inventories	52,006	45,043
Deferred income taxes	7,490	7,480
Other current assets	38	482

Total current assets	93,974	81,829

Property, plant and equipment:
Coal lands and real estate	101,066	99,340
Advance minimum royalties	1,723	1,467
Plant and equipment	661,220	535,993
Construction in progress	30,214	52,527

	794,223	689,327

Less allowance for depreciation, depletion, and amortization	(386,884)	(353,944)

	407,339	335,383

Deferred charges:
Deferred lease costs	19,154	20,223
Other	375	431

	19,529	20,654

Other assets:
Note receivable from Parent Company	7,155	7,390
Other investments and receivables	123,335	75,912

	130,490	83,302

	$651,332	$521,168

	December 31
	2008	2007

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$19,109	$14,713
Accounts payable to affiliated companies	892	516
Current maturities of long-term obligations	49,385	35,780
Current mine closing accrual	6,982	8,785
Other current liabilities	16,676	15,498

Total current liabilities	93,044	75,292

Long-term obligations:
Advances from customers	182,491	149,516
Notes payable	45,150	45,225
Capital lease obligations	180,628	150,127

	408,269	344,868

Noncurrent liabilities:
Deferred income taxes	20,067	17,930
Mine closing accrual	55,872	49,407
Pension and post-retirement benefits	68,064	27,815
Other accrued liabilities	1,039	763

	145,042	95,915

Stockholder’s equity:
Common stock	194	194
Capital in excess of stated value	791	791
Retained earnings	3,992	4,112
Accumulated other comprenhensive loss	—	(4)

	4,977	5,093

	$651,332	$521,168

See accompanying notes to Combined Financial Statements.

The Project Mines of the North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Combined Statements of Net Income and Comprehensive Income
(Amounts in Thousands)

	Years Ended December 31
	2008	2007	2006

Lignite tons sold	26,338	26,884	27,420

Income:
Sales	$401,860	$346,251	$323,592
Other	148	121	98

	402,008	346,372	323,690

Cost and expenses:
Cost of sales	303,627	258,091	239,093
Depreciation, depletion, and amortization	40,055	35,863	34,788

	343,682	293,954	273,881
Gross Profit	58,326	52,418	49,809

Other income (expense)
Interest	(18,902)	(16,152)	(15,010)
Gain (loss) on sale of assets	(31)	1,396	1,233

	(18,933)	(14,756)	(13,777)
Income before income taxes	39,393	37,662	36,032

Income taxes:
Current	6,923	10,335	5,459
Deferred	2,152	(2,410)	4,313

	9,075	7,925	9,772

Net income	30,318	29,737	26,260

Other comprehensive income:
Current period cash flow hedge activity, net of $2, $7 and $32 tax provision in 2008, 2007 and 2006, respectively	4	14	61
Pension and post-retirement plan adjustment, net of $200 tax provision in 2006	—	—	369

Comprehensive income	$30,322	$29,751	$26,690

See accompanying notes to Combined Financial Statements.

The Project Mines of the North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Combined Statements of Stockholder’s Equity
(Amounts in Thousands)

		Years Ended December 31
	2008	2007	2006

Common stock	$194	$194	$194

Capital in excess of stated value	791	791	791

Retained earnings:
Beginning balance	4,112	4,148	4,466
Net income	30,318	29,737	26,260
Dividends paid	(30,438)	(29,773)	(26,578)

	3,992	4,112	4,148

Accumulated other comprehensive loss:
Beginning balance	(4)	(18)	(448)
Current period cash flow hedge activity, net of $2, $7, and $32 tax provision in 2008, 2007, and 2006 respectively	4	14	61
Pension and post-retirement plan adjustment, net of $200 tax provision in 2006	—	—	369

	—	(4)	(18)

Total stockholder’s equity	$4,977	$5,093	$5,115

See accompanying notes to Combined Financial Statements.

The Project Mines of the North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Combined Statements of Cash Flows
(Amounts in Thousands)

	Years Ended December 31
	2008	2007	2006

Operating activities
Net income	$30,318	$29,737	$26,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	40,055	35,863	34,788
Amortization of deferred financing costs	56	43	40
Loss (gain) on sale of assets	31	(1,396)	(1,233)
Equity income in cooperatives	(210)	(457)	(125)
Mine closing accrual	(2,674)	(3,590)	2,789
Deferred lease costs	1,039	1,604	1,715
Deferred income taxes	2,152	(2,410)	4,313
Post-retirement benefits and other accrued liabilities	355	823	(17,522)
Amortization of advance minimum royalties	182	376	564
Other noncurrent assets	(9,303)	201	(5,751)

	62,001	60,794	45,838
Working capital changes:
Accounts receivable	(4,798)	4,873	(1,924)
Inventories	(6,963)	(6,981)	(7,000)
Accounts payable and other accrued liabilities	4,877	804	1,854
Other changes in working capital	8	837	(476)

	(6,876)	(467)	(7,546)

Net cash provided by operating activities	55,125	60,327	38,292

Investing activities
Payments received on (additions to) note from Parent Company, net	235	467	(1,537)
Expenditures for property, plant, and equipment	(49,424)	(24,399)	(19,991)
Additions to advance minimum royalties	(438)	(375)	(561)
Proceeds from sale of property, plant, and equipment	3,798	2,109	1,769

Net cash used for investing activities	(45,829)	(22,198)	(20,320)

Financing activities
Additions to advances from customer, net	36,165	13,899	14,247
Additions to long-term obligations	5,287	25,000	15,160
Repayment of long-term obligations	(21,828)	(43,192)	(23,066)
Financing fees paid	—	(267)	—
Dividends paid	(30,438)	(29,773)	(26,578)

Net cash used for financing activities	(10,814)	(34,333)	(20,237)

Increase (decrease) in cash and cash equivalents	(1,518)	3,796	(2,265)
Cash and cash equivalents at beginning of year	4,789	993	3,258

Cash and cash equivalents at end of year	$3,271	$4,789	$993

See accompanying notes to Combined Financial Statements.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements
December 31, 2008, 2007 and 2006
(Amounts in Thousands)
1. Organization
The Coteau Properties Company, The Falkirk Mining Company, and The Sabine Mining Company (Project Mines) are each wholly owned subsidiaries of The North American Coal Corporation (Parent Company), which is a wholly owned subsidiary of NACCO Industries, Inc. (Ultimate Parent Company).
During 2003, Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, was adopted by the Parent Company. FIN No. 46 clarifies the application of Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. As a result of the adoption of FIN No. 46, and reconsideration of FIN No. 46R, the Parent Company is not the primary beneficiary of the Project Mines and does not consolidate these entities’ financial position or results of operations. The Project Mines are still considered under common management of the Parent Company and, therefore, are reflected collectively in the Project Mines’ audited combined financial statements.
The Coteau Properties Company: The Coteau Properties Company (Coteau), an Ohio corporation, was organized on May 23, 1972, pursuant to an agreement between the Parent Company and a wholly owned subsidiary of a diversified energy company (Buyer). Coteau is principally engaged in lignite mining through the operation of a surface mine in North Dakota.
On April 22, 1977, the Buyer exercised its option to enter into a coal sales agreement, as restated June 1, 1979. As of November 1, 1988, all of the Buyer’s rights, interests, and obligations under the coal sales agreement were assigned to Dakota Coal Company (Coteau’s Customer), a wholly owned subsidiary of Basin Electric Power Cooperative (Basin). This coal sales agreement was subsequently replaced with a coal sales agreement, as amended, between Coteau and Coteau’s Customer (Coteau Agreement) and provides Coteau with the option to extend Coteau’s agreement up to the year 2037 and provides reimbursement of administrative and general expenses, included in cost of sales in the statements of net income and comprehensive income, from actual costs to reimbursement at a fixed rate per ton.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
1. Organization (continued)
Under the terms and conditions of the Coteau Agreement, Coteau is to supply coal to an electric generating station and a coal gasification plant, as well as to other third parties. The terms of a related option agreement, as amended, provide that, under certain conditions of default, Coteau’s Customer may acquire the assets, subject to the liabilities, for an amount equal to stockholder’s equity of Coteau.
The Falkirk Mining Company: The Falkirk Mining Company (Falkirk), an Ohio corporation, was organized on August 22, 1974, to enter into a coal sales agreement (Falkirk Agreement) with an electric generation and transmission cooperative (Falkirk’s Customer). Falkirk’s agreement was restated effective January 1, 2007, to extend the agreement to 2045. Falkirk is principally engaged in lignite mining through the operation of a surface mine in North Dakota.
Under the terms of the Falkirk Agreement, Falkirk’s Customer has agreed to provide, or procure from others, the financing required to develop, equip, and operate Falkirk’s mine for the life of the Falkirk Agreement. The Falkirk Agreement provides that, under certain conditions of Falkirk’s default, Falkirk’s Customer may acquire the assets, subject to the liabilities, for an amount equal to stockholder’s equity of Falkirk.
Falkirk’s Customer has entered into an operating agreement with Falkirk whereby a dragline to be used in the production of coal (original cost of approximately $40,000) leased by Falkirk’s Customer has been made available to Falkirk without rent.
The Sabine Mining Company: The Sabine Mining Company (Sabine), a Nevada corporation, was organized on November 6, 1980, and entered into a lignite mining agreement, as restated, (Sabine Agreement) with a public utility (Sabine’s Customer) in 1981, which was subsequently amended and restated on January 1, 1996, December 1, 2001 and January 1, 2008. Sabine is principally engaged in lignite mining through the operation of a surface mine in Texas.
The Sabine Agreement provides that, under certain conditions of default, Sabine’s Customer may acquire the issued and outstanding common stock of Sabine for an amount equal to stockholder’s equity of Sabine.
Since each of the Project Mines has an agreement to provide coal to its respective customers, a significant portion of each of the Project Mines’s revenue is derived from a single source. The financial position of the Project Mines and the Parent Company would be materially affected if the existing contractual relationship with any of the Project Mines’ customers were terminated or significantly altered.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
2. Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Revenue Recognition and Accounts Receivable
Under their respective mining agreements, the Project Mines recognize revenue and a related receivable as coal is delivered. The sales price of the coal is based on costs, plus a profit or management fee per ton of coal delivered. As is customary in the coal industry, these agreements provide for monthly settlements. The Project Mines’ significant credit concentration is uncollateralized; however, historically, no credit losses have been incurred. Management has reviewed the carrying value of its accounts receivable and has determined that a reserve for credit losses is not necessary based on amounts subsequently realized.
Cash and Cash Equivalents
Cash and cash equivalents include cash in banks and highly liquid investments with initial maturities of three months or less. After considering the right of offset, outstanding checks net of their associated funding accounts, are classified as accounts payable.
Inventories
Coal and supply inventories are stated at the lower of cost or market. Cost is determined using the weighted-average method.
Property, Plant and Equipment
Property, plant, and equipment are recorded at cost. Depreciation, depletion, and amortization are provided in amounts sufficient to amortize the cost of related assets (including assets recorded under capitalized lease obligations) over their estimated useful lives or lease terms and are calculated by either the straight-line method or the units-of-production method based on estimated recoverable tonnage. In the course of preparing a mine for production, the Project Mines incurs mine development costs prior to initial production, as well as throughout the life of the mine. The Project Mines capitalize these costs as a part of plant and equipment in the

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
2. Significant Accounting Policies (continued)
accompanying combined balance sheets. The Project Mines amortize the development costs over their estimated useful life, which is generally the life of the mine or the mine area. Repairs and maintenance costs are expensed when incurred, unless such costs extend the estimated useful life of the asset.
Advance Minimum Royalties
Advance minimum royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production. These advanced payments are capitalized when paid and charged against income as the coal reserves are mined.
Long-Lived Assets
Upon identification of indicators of impairment, management compares the carrying value of its long-lived assets to the undiscounted cash flows of such assets. When the undiscounted cash flows are less than the related assets’ carrying value, the long-lived assets are adjusted to fair value (based on active market quotes, third-party appraisals, or discounted cash flows).
Accounting for Asset Retirement Obligations
Under certain federal and state regulations, the Project Mines are required to reclaim land disturbed as a result of mining. Reclamation of disturbed land is a continuous process throughout the terms of the mining agreements. Current reclamation costs are charged to expense in the period incurred and are being recovered as a cost of coal tonnage sold. Costs to complete reclamation after mining has been completed are to be reimbursed under the respective mining agreements.
Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, provides accounting requirements for retirement obligations associated with tangible long-lived assets, including: (i) the timing of liability recognition; (ii) initial measurement of the liability; (iii) allocation of asset retirement cost to expense; (iv) subsequent measurement of the liability; and (v) financial statement disclosures. SFAS No. 143 requires that an asset’s retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
2. Significant Accounting Policies (continued)
The Project Mines’ asset retirement obligations are for costs to close their surface mines and reclaim the land they have disturbed as a result of normal mining activities. The Project Mines have estimated these costs and recognized a liability and associated asset in accordance with SFAS No. 143. The Project Mines determined these obligations based on estimates adjusted for inflation, projected to the estimated closure dates, and then discounted using a credit-adjusted, risk-free interest rate. The accretion of the liability is being recognized over the estimated lives of the individual asset retirement obligations. The associated asset is recorded in property, plant, and equipment in the accompanying combined balance sheets.
Since the cost of reclamation is reimbursable under the provisions of the mining agreements, the difference between the capitalized asset retirement obligation and the reclamation liability is recorded as a long-term receivable from the customers. Additionally, the annual costs related to amortization of the asset and accretion of the liability of $10,747, $6,263, and $6,235 in 2008, 2007 and 2006, respectively, are included in cost of sales, and increases the sales to, and the long-term receivable from, the customers. The long-term receivable (see Note 4) will be reimbursed to the Project Mines as the costs of reclamation are actually incurred.
There are currently no assets legally restricted for purposes of settling these asset retirement obligations. A reconciliation of the beginning and ending aggregate carrying amount of the asset retirement obligations is as follows:

	December 31
	2008	2007

Beginning balance	$58,192	$58,347
Liabilities incurred during the period	7,336	5,631
Liabilities settled during the period	(9,633)	(7,681)
Accretion expense	6,959	4,091
Revisions in estimated cash flow	—	(2,196)

	$62,854	$58,192

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
2. Significant Accounting Policies (continued)
During 2008, one of the Project Mines recognized an additional $3,312 in reclamation expense which has been categorized as additional accretion expense.
Financial Instruments and Derivative Financial Instruments
Financial instruments held by the Project Mines include cash and cash equivalents, accounts receivable, accounts payable, and long-term debt. The Project Mines do not hold or issue financial instruments or derivative financial instruments for trading purposes.
Recently Issued Accounting Standards
Accounting Standards Adopted in 2008:
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 apply under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157, with the exception of certain provisions being recently deferred until years beginning after November 15, 2008, is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. SFAS No. 157 did not have a material impact on the Company’s financial position, cash flows or results of operations upon adoption.
In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires an entity to recognize the funded status of a defined benefit postretirement plan in its statement of financial position measured as the difference between the fair value of plan assets and the benefit obligation. For a pension plan, the benefit obligation would be the projected benefit obligation; for any other postretirement benefit plan, the benefit obligation would be the accumulated postretirement benefit obligation. The pronouncement also requires entities to recognize the actuarial gains and losses and the prior service costs and credits that arise during the period but are not recognized as components of net periodic benefit cost as a component of other comprehensive income and measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position. Since the cost of pension and postretirement plans are reimbursable under provisions of the Agreement, the actuarial gains and losses and prior service costs and credits were recorded as a long-term receivable from the customer and not as a component of other comprehensive income.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
2. Significant Accounting Policies (continued)
The pronouncement also requires disclosure of additional information in the notes to financial statements about certain effects of net periodic benefit cost in the subsequent fiscal year that arise from delayed recognition of the actuarial gains and losses and the prior service costs and credits. As of December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158. The Company changed the measurement date of its postretirement benefit plans from September 30 to the date of its statement of financial position as of December 31, 2008 and allocated as an adjustment of long-term receivable three-fifteenths of the net periodic benefit cost determined for the period from September 30, 2007 to December 31, 2007. The remaining twelve-fifteenths were recognized as net periodic benefit cost during 2008. See Note 6 for further discussion of the effect of adopting SFAS No. 158 on the Company’s financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The pronouncement also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company did not elect to measure its financial instruments or any other items at fair value as permitted by SFAS No. 159. Therefore, the adoption of SFAS No. 159 did not have an impact on the Company’s financial position, cash flows or results of operations.
In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are prepared in conformity with U.S. generally accepted accounting principles. The pronouncement orders the sources of accounting principles into four categories and specifies that an entity shall follow the accounting treatment specified by the accounting principle from the source in the highest category. SFAS No. 162 also specifies that if the accounting treatment for a transaction or event is not specified by an accounting principle in one of the four categories, an entity shall first consider accounting principles for similar transactions or events within the four categories. An entity shall not follow the accounting treatment specified in accounting principles for similar transactions or events in cases in which those accounting principles either prohibit the application of the accounting treatment to the particular transaction or event or indicate that the accounting treatment should not be applied by analogy. Any effect of applying the provisions of

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
2. Significant Accounting Policies (continued)
SFAS No. 162 shall be reported as a change in accounting principle in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 162 did not have a material impact on the Company’s financial position, cash flows or results of operations upon adoption.
In December 2008, the FASB issued FASB Staff Position (FSP) FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Entities. This FSP amends both SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and FIN No. 46(R), Consolidation of Variable Interest Entities. This FSP requires additional disclosures by public companies about transfers of financial assets and interests in variable interest entities. The FSP is effective for reporting periods that end after December 15, 2008. FAS 140-4 and FIN 46(R)-8 did not have an impact on the Company’s financial position, cash flows or results of operations upon adoption.
Accounting Standards Adopted in 2007:
In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, and permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. SFAS No. 155 did not have a material impact on the Company’s financial position, cash flows or results of operations upon adoption.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
2. Significant Accounting Policies (continued)
In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140. SFAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract under a transfer of the servicer’s financial assets that meets the requirements for sale accounting, a transfer of the servicer’s financial assets to a qualified special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale or trading securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. Additionally, SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, permits an entity to choose either the use of an amortization or fair value method for subsequent measurements, permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights and requires separate presentation of servicing assets and liabilities subsequently measured at fair value and additional disclosures for all separately recognized servicing assets and liabilities. SFAS No. 156 is effective for transactions entered into after the beginning of the first fiscal year that begins after September 15, 2006. SFAS No. 156 did not have a material impact on the Company’s financial position, cash flows or results of operations upon adoption.
In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The pronouncement prescribes a recognition threshold and measurement attributable to financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The pronouncement also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition of uncertain taxes. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. FIN No. 48 did not have a material impact on the Company’s financial position, cash flows or results of operations upon adoption.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
2. Significant Accounting Policies (continued)
Accounting Standards Not Yet Adopted:
In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R modifies the accounting for business combinations by requiring that acquired assets and assumed liabilities be recorded at fair value, contingent consideration arrangements be recorded at fair value on the date of the acquisition and preacquisition contingencies will generally be accounted for in purchase accounting at fair value. The pronouncement also requires that transaction costs be expensed as incurred, acquired research and development be capitalized as an indefinite-lived intangible asset and the requirements of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities be met at the acquisition date in order to accrue for a restructuring plan in purchase accounting. SFAS No. 141R is required to be adopted prospectively effective for fiscal years beginning after December 15, 2008. The Project Mines do not expect the adoption of SFAS No. 141R to have a material effect on its financial position, cash flows or results of operations.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS No. 160 modifies the reporting for noncontrolling interest in the balance sheet and minority interest income (expense) in the income statement. The pronouncement also requires that increases and decreases in the noncontrolling ownership interest amount be accounted for as equity transactions. SFAS No. 160 is required to be adopted prospectively, with limited exceptions, effective for fiscal years beginning on or after December 15, 2008. The Project Mines do not expect the adoption of SFAS No. 160 to have a material effect on its financial position, cash flows or results of operations.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS No. 161 modifies existing requirements to include qualitative disclosures regarding the objectives and strategies for using derivatives, fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. The pronouncement also requires the cross-referencing of derivative disclosures within the financial statements and notes thereto. The requirements of SFAS No. 161 are effective for interim and annual periods beginning after November 15, 2008. The Project Mines do not expect the adoption of SFAS No. 161 to have a material effect on its financial position, cash flows or results of operations.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
2. Significant Accounting Policies (continued)
Reclassifications
Certain reclassifications have been made to the 2006 and 2007 financial statements to conform to the 2008 presentation.
3. Inventories
Inventories are as follows:

	December 31
	2008	2007

Coal	$8,564	$8,863
Supplies	43,442	36,180

	$52,006	$45,043

4. Other Investments and Receivables
Other investments and receivables consist of the following:

	December 31
	2008	2007

Long-term receivable from Project Mine customers related to:
Asset retirement obligation	$43,659	$42,830
Pension and retiree medical obligation	57,721	17,679
Reclamation bond	13,424	8,800
Investment in cooperatives	12,340	12,130
Other	3,173	3,257

	130,317	84,696
Less asset retirement obligation included in current accounts receivable	6,982	8,784

	$123,335	$75,912

The long-term receivables will be reimbursed to the Project Mines as the costs of reclamation, pension and retiree medical obligations are actually incurred or paid.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
4. Other Investments and Receivables (continued)
One of the Project Mines holds investments in cooperatives that provide electrical service to the mine site. Patronage dividends from cooperatives are recorded as declared. The dividends declared are consistently paid out, but routinely several years after the declaration. These patronage dividends when declared are reflected as a reduction in the cost of coal under the mining agreements. In the event the cooperatives should become unable to pay the patronage dividends previously declared, the Project Mines would be required at that time to record an impairment charge against the investment asset, which would be reimbursable under the mining agreement.
5. Accrued Liabilities
Other current liabilities consist of the following:

	December 31
	2008	2007

Accrued payroll	$8,997	$9,384

Other	7,679	6,114

	$16,676	$15,498

6. Advances From Customers and Notes Payable
Advances from Customers
Advances from customers represent amounts advanced to Coteau and Falkirk from their customers or their affiliates to provide working capital and to develop and operate the mines. These advances, which are not guaranteed by either the Parent Company or the Ultimate Parent Company, are secured by substantially all owned assets and assignment of all rights under the agreements. Coteau’s advances incur interest at a rate of 6.5%. No repayment schedule has been established for Falkirk’s advances, which are noninterest-bearing, due to the funding agreement with the customer.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
6. Advances From Customers and Notes Payable (continued)
Estimated maturities for Coteau for the next five years, including current maturities, and Falkirk’s customer advances with unspecified repayment schedules are as follows:

2009	$10,644
2010	10,644
2011	10,644
2012	10,644
2013	10,644
Thereafter	59,108

112,328
Advances with unspecified repayment schedule	85,070

Total advances from customers	197,398
Less current maturities	14,907

Total long-term advances from customers	$182,491

Notes Payable
Notes payable for one of the Project Mines represent borrowings from land owners in exchange for land rights. The notes are secured by the respective coal lands. The notes matured in 2008 and were included in current maturities of long-term obligations at December 31, 2007.
Notes payable primarily represents financing which customers arranged and guaranteed for Sabine. Neither the Parent Company nor the Ultimate Parent Company has guaranteed these borrowings. Certain notes payable of Sabine include a fixed charge coverage covenant. Sabine was in compliance with this covenant at December 31, 2008. Notes payable consist of the following:

	December 31
	2008	2007
Promissory note payable due October 31, 2009 to a bank under a revolving agreement providing for borrowings up to $25,000. Interest is based on the bank’s daily cost of funds plus 0.75% (1.54% and 5.25% at December 31, 2008 and 2007 respectively).	$6,434	$142

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
6. Advances From Customers and Notes Payable (continued)

	December 31
	2008	2007

Secured note payable due June 30, 2008, with quarterly principal installments of $750 plus interest at an interest rate of LIBOR plus 0.60% on the unpaid balance (interest rate of 5.43% at December 31, 2007)	—	1,500

Secured note payable due February 22, 2012, with semiannual interest payments at an interest rate of 7.03% on the unpaid balance	20,000	20,000

Secured note payable due October 31, 2024, with semiannual interest payments at an interest rate of 6.37% on the unpaid balance	25,000	25,000

Other	225	827

Total notes payable	$51,659	$47,469

Under the terms of all note agreements, substantially all assets are pledged and all rights under the mining agreements are assigned.
Notes payable maturities for the next five years are as follows:

2009	$6,509
2010	75
2011	75
2012	20,000
2013	—
Thereafter	25,000

$51,659

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
6. Advances From Customers and Notes Payable (continued)
Commitment fees paid to banks were approximately $30, $33 and $29 in 2008, 2007 and 2006, respectively, and are included in interest expense in the accompanying combined statements of income and comprehensive income.
To reduce the its exposure to changes in the market rate of interest, one of the Project Mines previously entered into interest rate swap agreements for the note payable that matured June 30, 2008. This interest rate swap agreement, which expired in 2008, had a notional amount of $1.5 million and related average rate of 5.9% at December 31, 2007.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
7. Pension and Other Postretirement Benefits
Defined Benefit Plans
Substantially all the Project Mines’ salaried employees hired prior to January 1, 2000, participate in The North American Coal Corporation Salaried Employees Pension Plan (the Plan), a noncontributory defined benefit plan sponsored by the Parent Company. During 2004, the Project Mines announced that pension benefits for certain management level employees were frozen effective December 31, 2004. Employees whose benefits were frozen will receive retirement benefits under defined contribution retirement plans. Benefits under the defined benefit pension plans are based on years of service and average compensation during certain periods. The Project Mines made contributions to this plan of $3,232 in 2008. The Project Mines expect the Plan to pay benefits from the assets of the Plan of $2,885 in 2009, $3,253 in 2010, $3,829 in 2011, $4,525 in 2012, $5,294 in 2013, and $42,099 in the five years thereafter.
The Project Mines used a September 30 measurement date for its plans during 2007 and 2006. Pursuant to SFAS No. 158, the Company changed the measurement date to December 31 effective December 31, 2008.
The following is a detail of the net periodic pension expense of the Project Mines:

	Years Ended December 31
	2008	2007	2006

Service cost	$3,508	$3,599	$3,730
Interest cost	7,190	6,576	6,050
Expected return on plan assets	(8,338)	(7,363)	(4,770)
Amortization of prior service cost	799	857	857
Amortization of actuarial loss	7	57	695

Net periodic pension expense	$3,166	$3,726	$6,562

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
7. Pension and Other Postretirement Benefits (continued)
The following sets forth for the Project Mines portion of the changes in the benefit obligation and plan assets during the year and reconcile the funded status of the defined benefit plan with the amounts recognized in the combined balance sheets at December 31:

	December 31
	2008	2007

Change in benefit obligation:
Projected benefit obligation at beginning of year	$112,522	$108,779
Measurement date change	2,147	—
Service cost	3,508	3,599
Interest cost	7,190	6,576
Plan amendments	1,778	—
Actuarial gain	(660)	(4,431)
Benefits paid	(2,343)	(2,001)

Projected benefit obligation at end of year	$124,142	$112,522

Accumulated benefit obligation at end of year	$87,044	$93,782

Change in plan assets:
Fair value of plan assets at beginning of year	$94,239	$81,752
Measurement date change	2,211	—
Actual (loss) return on plan assets	(28,115)	10,863
Employer contributions	3,260	3,625
Benefits paid	(2,343)	(2,001)

Fair value of plan assets at end of year	$69,252	$94,239

Funded status at end of year	$(54,890)	$(18,283)

Net amount recognized:
Obligation in excess of plan assets	$(54,890)	$(18,283)
Contributions in fourth quarter	—	687

Net amount recognized	$(54,890)	$(17,596)

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
7. Pension and Other Postretirement Benefits (continued)

	December 31
	2008	2007

Amounts recognized in the balance sheets consist of:
Current liabilities	$(30)	$(35)
Noncurrent liabilities	(54,860)	(17,561)

	$(54,890)	$(17,596)

Components of long-term receivables from customers consist of:
Actuarial loss	$37,556	$1,770
Prior service cost	7,366	6,598
Measurement date change	834	—

	$45,756	$8,368

The actuarial loss and prior service cost included in long-term receivables from customers expected to be recognized in net periodic benefit cost in 2009 are $83 and $999 respectively.
The projected benefit obligation included in the table above represents the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future pay increases. Defined benefit pension plan amendments for the Project Mines generally allow eligible employees to receive an unreduced retirement pension benefit at age 62 resulting in an increased projected benefit obligation. The accumulated benefit obligation also reflects the actuarial present value of benefits attributable to employee service rendered to date, but does not include the effects of estimated future pay increases.
The expected long-term rate of return on plan assets reflects management’s expectations of long-term rates of return on funds invested to provide for benefits included in the projected benefit obligations. The Ultimate Parent Company has established the expected long-term rate of return assumption for plan assets by considering historical rates of return over a period of time that is consistent with the long-term nature of the underlying obligations of these plans. The historical rates of return for each of the asset classes used by the Ultimate Parent Company to determine its estimated rate of return assumption at its measurement date were based upon the rates of return earned by investments in the equivalent benchmark market indices for each of the asset classes since January 1, 1960.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
7. Pension and Other Postretirement Benefits (continued)
The Plan maintains an investment policy that, among other things, establishes a portfolio asset allocation methodology with percentage allocation bands for individual asset classes. This investment policy states that the Plan invest from 60% to 70% in equity securities and from 30% to 40% in fixed income securities. The investment policy further divides investments in equity securities among U.S. and non-U.S. companies. The investment policy provides that investments are reallocated between asset classes as balances exceed or fall below the appropriate allocation bands.
The following is the actual allocation percentage and target allocation percentage for the plan assets at the measurement date:

	2008	2007	Target Allocation
	Actual Allocation	Actual Allocation	Range

U.S. equity securities	49.4%	50.0%	41.0%—62.0%
Non-U.S. equity securities	11.7%	13.8%	10.0%—16.0%
Fixed income securities	37.4%	33.6%	30.0%—40.0%
Money market	1.5%	2.6%	0.0%—10.0%
Postretirement Health Care
The Parent Company also maintains health care plans which provide benefits to eligible retired employees, including employees of the Project Mines. The Project Mines expect to pay benefits of $1,178 in 2009, $1,310 in 2010, $1,421 in 2011, $1,590 in 2012, $1,808 in 2013, and $12,556 in the five years thereafter.
The following is a detail of the net periodic benefit expense for postretirement health care and life insurance for the Project Mines for the year ended:

	Years Ended December 31
	2008	2007	2006

Service cost	$739	$689	$832
Interest cost	1,358	1,013	1,080
Expected return on plan assets	(944)	(879)	(815)
Amortization of prior service credit	(709)	(952)	(1,017)
Amortization of actuarial loss	372	299	707

Net periodic postretirement expense	$816	$170	$787

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
7. Pension and Other Postretirement Benefits (continued)
The following sets forth the changes in the benefit obligations and plan assets during the year, and reconciles the funded status of the postretirement health care and life insurance plans:

	December 31
	2008	2007

Change in benefit obligation:
Benefit obligation at beginning of year	$21,485	$16,766
Measurement date change	370	—
Service cost	739	689
Interest cost	1,358	1,013
Plan amendments	(776)	2,220
Actuarial (gain) loss	(1,101)	1,293
Benefits paid	(1,041)	(496)

Benefit obligation at end of year	$21,034	$21,485

Change in plan assets:
Fair value of plan assets at beginning of year	$10,700	$9,898
Measurement date change	157	—
Actual (loss) return on plan assets	(2,181)	1,154
Employer contributions	341	248
Benefits and taxes paid	(1,724)	(600)

Fair value of plan assets at end of year	$7,293	$10,700

Funded status at end of year	$(13,741)	$(10,785)

Net amount recognized:
Obligation in excess of plan assets	$(13,741)	$(10,785)
Contributions in the fourth quarter	—	76

Net amount recognized	$(13,741)	$(10,709)

Amounts recognized in the consolidated balance sheets consist of:
Current liabilities	$(536)	$(455)
Noncurrent liabilities	(13,205)	(10,254)

	$(13,741)	$(10,709)

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
7. Pension and Other Postretirement Benefits (continued)

	December 31
	2008	2007

Components of long-term receivables from customers consist of:
Actuarial loss	$7,553	$5,479
Prior service credit	(4,881)	(4,990)
Measurement date change	205	—

	$2,877	$489

The actuarial loss and prior service credit included in long-term receivables from customers expected to be recognized in net periodic benefit credit in 2009 are $605 and $825, respectively.
Effective December 31, 2008, postretirement health care plan amendments for the Project Mines eliminated all post-65 welfare coverage and Medicare reimbursements resulting in a decreased future benefit obligation.
Some of the Project Mines established Voluntary Employees’ Beneficiary Association (VEBA) trusts to provide for future retirement benefits other than pensions. The Project Mines made no cash contributions to the VEBA trusts in 2008 and 2007. Contributions made to an IRS-approved VEBA trust are irrevocable and must be used for employee benefits.
Assumed health care cost trend rates can have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects at December 31, 2008:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease
Effect on total of service and interest cost	$174	$(153)
Effect on postretirement benefit obligation	$1,677	$(1,499)

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
7. Pension and Other Postretirement Benefits (continued)
Assumptions
Assumptions used in accounting for the pension and postretirement health care and life insurance benefit plans were as follows for the years ended:

	December 31
	2008	2007

Weighted-average discount rates — pension	6.30%	6.25%
Weighted-average discount rates — postretirement	6.20%	6.25%
Rate of increase in compensation levels	3.75%	3.75%
Expected long-term rate of return on assets	8.50%	9.00%
Health care cost trend rate assumed for next year	7.00%	8.00%
Ultimate health care cost trend rate	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2012	2012
The assumptions used to determine net periodic benefit costs are as follows:

	December 31
	2008	2007

Weighted-average discount rates	6.25%	5.90%
Defined Contribution Plans
For employees hired after December 31, 1999, the Parent Company established a defined contribution plan which requires the Project Mines to make retirement contributions based on a formula using age and salary as components of the calculation. For employees hired after December 31, 2005, some of the Project Mines contribute a set percentage of the employee’s salary. Employees are vested at a rate of 20% for each year of service and become 100% vested after five years of employment. The Project Mines recorded contribution expense of approximately $1,419 in 2008, $1,083 in 2007, and $838 in 2006 related to this plan.
Substantially all the Project Mines’ salaried employees also participate in a defined contribution plan sponsored by the Parent Company. Employee contributions are matched by the Project Mines up to a limit of 5% of the employee’s salary. The Project Mines’ contributions to this plan were approximately $3,698 in 2008, $3,356 in 2007, and $3,071 in 2006.
Under the provisions of each of the Project Mines’ agreements, retirement related costs will be recovered as a cost of coal tonnage sold.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
8. Leasing and Other Commitments
The Project Mines lease certain mining equipment under cancelable and noncancelable capital and operating leases. Many leases are renewable for additional periods at terms based upon the fair market value of the leased items at the renewal dates.
Future minimum lease payments as of December 31, 2008, for all capital lease obligations are as follows:

2009	$39,013
2010	31,775
2011	30,358
2012	27,961
2013	27,574
Thereafter	118,543

Total minimum lease payments	275,224
Amounts representing interest	(66,627)

Present value of net minimum lease payments	208,597
Current maturities	(27,969)

Long-term capital lease obligations	$180,628

Amortization of assets recorded under capital lease obligations is included in depreciation, depletion, and amortization in the financial statements. Assets recorded under capital leases are included in property, plant, and equipment and consist of the following:

	December 31
	2008	2007

Plant and equipment	$316,399	$220,355
Accumulated amortization	(128,853)	(110,488)

	$187,546	$109,867

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
8. Leasing and Other Commitments (continued)
Under the provisions of the mining agreements, the customers are required to pay, as a part of the cost of coal delivered, an amount equal to the annual lease payments. Interest and amortization expense in excess of annual lease payments are deferred and recognized in years when annual lease payments exceed interest expense and amortization. These excess costs are recorded as receivables from the customers and are included in deferred lease costs in the accompanying combined balance sheets.
During 2008 and 2007, the Project Mines incurred capital lease obligations of approximately $98,351 and $33,217, respectively, in connection with lease agreements to acquire machinery and equipment.
Future minimum lease payments on long-term cancelable operating leases at December 31, 2008, are as follows:

2009	$3,656
2010	2,837
2011	1,427
2012	7
2013	—

$7,927

Rental expense for all operating leases was $5,372 in 2008, $4,154 in 2007, and $4,339 in 2006.
9. Income Taxes
The Project Mines are included in the consolidated federal income tax return filed by the Ultimate Parent Company. The Project Mines have entered into a tax-sharing agreement with the Ultimate Parent Company under which federal income taxes are computed by the Project Mines on a separate return basis. The current portion of such tax is paid to the Ultimate Parent Company, except that net operating loss and tax credit carryovers that benefit the consolidated tax return are advanced to the Project Mines and are repaid as utilized on a separate-return basis. To the extent that these carryovers are not used on a separate return basis, the Project Mines are required, under conditions pursuant to the tax-sharing agreement, to refund to the Ultimate Parent Company the balance of carryovers advanced and not used by the Project Mines prior to the expiration of such carryovers.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
9. Income Taxes (continued)
The provision for income taxes consists of the following:

	Years Ended December 31
	2008	2007	2006

Current:
Federal	$6,923	$10,335	$5,459

Total current tax provision	6,923	10,335	5,459

Deferred:
Federal	2,152	(2,410)	4,313

Total deferred tax (benefit) provision	2,152	(2,410)	4,313

Total provision for income taxes	$9,075	$7,925	$9,772

A reconciliation of the federal statutory and effective income tax is as follows:

	Years Ended December 31
	2008	2007	2006

Income before income taxes	$39,393	$37,662	$36,032

Statutory taxes at 35.0%	$13,787	$13,182	12,611
Percentage depletion	(4,680)	(5,201)	(2,990)
Other — net	(32)	(56)	151

Income tax provision	$9,075	$7,925	$9,772

Effective income tax rate	23.04%	21.04%	27.12%

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
9. Income Taxes (continued)
A summary of the primary components of the deferred tax assets and liabilities included in the accompanying combined balance sheets resulting from differences in the book and tax basis of assets and liabilities are as follows:

	December 31
	2008	2007

Deferred tax assets:
Accrued expense and reserves	$4,485	$3,070
Pensions	1,275	2,215
Asset valuation	4,554	4,360
Inventory	1,480	2,241
Other employee benefits	1,134	1,638

Total deferred tax assets	12,928	13,524

Deferred tax liabilities:
Property, plant, and equipment	(25,531)	(23,974)

Total deferred tax liabilities	(25,531)	(23,974)

Net deferred tax liability	$(12,603)	$(10,450)

The Project Mines regularly review the need for a valuation allowance against deferred tax assets and recognizes these deferred tax assets to the extent that realization is more likely than not. Based on a review of earnings history and trends, forecasted earnings, and the relevant expiration of carryforwards, the Project Mines believe that no valuation allowance is necessary at December 31, 2008.
The Project Mines are member of a unitary group for state tax reporting purposes. The Parent Company believes that net operating losses which are generated as a result of this unitary filing should be reflected by the unitary group parent company and are represented as such for 2008.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
10. Fair Value of Financial Instruments
The carrying amounts for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short term maturities of these instruments. The fair value of notes payable and one of the Project Mines advances from customer were determined based on the discounted value of the future cash flows and one of the Project Mines advances from customer, which has no specified repayment schedule was determined based on the discounted value of the total payment at the end of the contract term, using borrowing rates currently available to the Project Mines for bank loans with similar terms and maturities, taking into account company credit risk.
The fair value compared to the carrying value is summarized as follows:

	December 31
	2008	2007

Fair value:
Notes payable	$(52,541)	$(48,908)
Advances from customers	(128,679)	(112,080)
Interest rate swap agreements	—	(7)

Carrying value:
Notes payable	$(51,659)	$(47,469)
Advances from customers	(197,398)	(161,233)
Interest rate swap agreements	—	(7)

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
11. Stockholder’s Equity
The components of common stock and capital in excess of stated value at December 31, 2008 and 2007 are as follows:

	Common	Capital in Excess
	Stock	of Stated Value

Coteau common stock, without par value (stated value $10 per share) — authorized 1,000 shares; issued and outstanding 100 shares	$1	$791
Falkirk common stock, without par value (stated value $1,919.30 a share) — authorized 1,000 shares; issued and outstanding 100 shares	192	—
Sabine common stock, $1 par value — authorized, issued and outstanding 1,000 shares	1	—

	$194	$791

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
12. Supplemental Cash Flow Information

	December 31
	2008	2007

Cash paid during the year for:
Interest (Includes amounts capitalized)	$20,926	$16,933
Income taxes	7,968	10,414
Property, plant, and equipment:
Capital leases and land	58,824	25,120
Construction in progress	—	13,677
Deferred lease costs	(30)	(6)
Lease obligations	(58,794)	(38,525)
Accounting for asset retirement obligations:
Change in property, plant, and equipment	7,335	4,156
Change in receivables from customers including depreciation billed	2,425	6,555
Change in liabilities	(4,663)	156
13. Transactions With Affiliated Companies
Costs and expenses include net payments of approximately $745 and $470 in 2008 and 2007, respectively, for administrative and other services from the Ultimate Parent Company, the Parent Company, and their subsidiaries.
Accounts receivable and accounts payable with the Ultimate Parent Company and the Parent Company represent the cash management and timing of income taxes and dividends within the affiliated group.
The note receivable from Parent Company of $7,155 and $7,390 in 2008 and 2007, respectively, is a demand note with interest of 2.17% at December 31, 2008 and 4.13% at December 31, 2007.

The Project Mines of The North American Coal Corporation:
The Coteau Properties Company, The Falkirk Mining Company,
and The Sabine Mining Company
Notes to Combined Financial Statements (continued)
14. Contingencies
Various legal and regulatory proceedings and claims have been or may be asserted against the Project Mines relating to the conduct of their businesses, including environmental and other claims. These proceedings are incidental to the ordinary course of business of the Project Mines. Management believes that it has meritorious defenses and will vigorously defend itself in these actions. Any costs that management estimates will be paid as a result of these claims are accrued when the liability is considered probable and the amount can be reasonably estimated. Although the ultimate disposition of these proceedings is not presently determinable, management believes, after consultation with its legal counsel, that the likelihood is remote that material costs will be incurred in excess of accruals already recognized and would not have a significant impact on the Project Mines’ financial position or results of operations.